Exhibit 10.3
June 12, 2006
Mr. Bart McCain
3459 Henrietta Hartford Rd.
Mt. Pleasant, SC 29466
Dear Bart,
We are pleased to offer you employment with Penson Financial Services, Inc., under the following terms:

1.
You will become Senior Vice President of Penson Financial Services, Inc. (“PFSI”) located in Dallas, Texas. Your title will be Chief Administrative Officer, reporting to the President and CEO, Bill Yancey.

2.
As a senior executive of a Penson company, your responsibilities will include cash management, the business planning process and developing metrics for measuring corporate performance, while being actively engaged in all aspects of the business and leading designated strategic initiatives designed to achieve organizational excellence.

3.
Your base compensation will be $200,000 per year, plus a discretionary bonus to be determined by the Executive Committee of Penson. With respect to the period ending on the first year following the date you commence your employment with Penson, you will receive a bonus of no less than $75,000.

4.	You will receive a restricted stock grant of 8,300 shares of common stock of Penson Worldwide, Inc., to vest equally over quarterly periods of service during the first four years of your employment.

5.
You will receive an option grant for 8,300 shares of common stock of Penson Worldwide at a price to be determined by the Compensation Committee of Penson Worldwide, to vest equally during quarterly periods of service over the first four years following the date you commence your employment with Penson. The equity grants described above and in this paragraph are subject to approval of the Compensation Committee of Penson Worldwide and the standard documentation of Penson Worldwide relating to such grants.

6.
You will be entitled to the standard benefits coverage and vacation policy offered to all PFSI employees holding similar positions, except that you will be entitled to four weeks vacation annually for each year of employment (to be taken in accordance with company policies).

7.	We will pay reasonable relocation and temporary housing expenses related to the travel and transition from South Carolina to Texas provided that I pre-approve such expenses in advance.

8.	While your employment is at will, the terms of this compensation agreement will apply to the first year of your employment, unless modified in writing upon mutual agreement.
We are excited at the prospect of having you join us. If the terms of this agreement are acceptable, please evidence your acceptance by signing below by no later than July 3, 2006. Your offer is contingent upon satisfactory completion of our background check and your signing of standard documentation prepared by our company. Please feel free to contact me with any questions or comments.
Sincerely,

/s/ Bill Yancey
Bill Yancey
President and CEO
Penson Financial Services, Inc.
Accepted:
/s/ Bart McCain
Mr. Bart McCain

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